EXHIBIT 10.2
Convertible Promissory Note

FACE AMOUNT	$1,000,000
INTEREST RATE	0%
NOTE NUMBER	ELY001
DATE OF ISSUANCE	May 31, 2008
MATURITY DATE	October 31, 2009

FOR VALUE RECEIVED, Elysium Internet, Inc./US Biodefense, Inc. a Utah corporation (the "Company"), hereby promises to pay Smash Clicks, Inc. (the "Holder") by October 31, 2009, (the "Maturity Date"), or earlier, the amount of one million ($1,000,000) U.S. dollars, at such times and on such terms and conditions as are specified herein (this "Note"). This Note is non-interest bearing. This Note is issued in connection with that certain Internet Domain Name and Transfer Agreement dated May 31, 2007, by and between the Company and the Holder.

Article 1  Method of Payment

Any and all payments under the Note shall be made by wire transfer to the account specified by the Holder. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, shall become immediately due and payable in cash upon the (i) insolvency of the Company, (ii) the commission of any act of bankruptcy by the Company, (iii) the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of 90 days or more, (iv) the appointment of a receiver or trustee to take possession of the property or assets of the Company or (v) the failure of the Company to either make the Minimum Cash Payment (as defined below) or issue and deliver the Minimum Conversion Stock (as defined below) promptly after each Payment Date.

Article 2  Payment Dates

Beginning on January 1, 2009 (the “Initial Payment Date”) and on the first day (each a "Payment Date") of each subsequent three-month period (each a “Payment Period”) until the note is paid in full, the Company shall either (i) make a minimum payment of $300,000 in cash to the Holder (the “Minimum Cash Payment”) or (ii) subject to the Company meeting the Company Liquidity Requirements (as defined below) shall convert a portion of the Note and issue and deliver common stock of the Company (“Common Stock”) equal in value to the Conversion Amount as set forth in Article 3 below (“Conversion Stock”).   On the fourth Payment Date (the “Final Payment Date”), the Company shall either (i) make a cash payment equal to the principal balance remaining on the Note or (ii) convert any remaining principal balance on the Note into Common Stock of the Company and deliver such stock to the Holder.

The Company shall only be entitled to deliver Conversion Stock in lieu of a Minimum Cash Payment if on the Payment Date and the date of delivery of such Conversion Stock (i) the Company is in compliance with the current public information requirement of Rule 144(c) entitling the Holder to resell the Conversion Stock under Rule 144, and (ii) the Common Stock has not been suspended from trading on the over the counter bulletin board stock market (or an equivalent securities exchange) (together, the “Company Liquidity Requirements”). The Company covenants and agrees that neither it nor any other person acting on its behalf will provide the Holder or its agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Holder shall have executed a written agreement regarding the confidentiality and use of such information.  The Company understands and confirms that Holder shall be relying on the foregoing representations in effecting transactions in securities of the Company.

The Holder may at its sole option extend the first payment date in writing.

Notwithstanding any provision to the contrary in this Note, the Company may pay in full to the Holder the Face Amount, or any balance remaining thereof, in cash at any time and from time to time without penalty ("Prepayment"). Prepayments will be applied to the next payment due on the payment schedule and subsequent payments afterwards.

Article 3  Conversion

3.01.  Automatic Conversion.  Beginning on the Initial Payment Date and on each Payment Date thereafter if the Minimum Cash Payment is not made, a portion of the Note equal to the Conversion Amount shall automatically be converted into Common Stock and such stock shall promptly be delivered to Holder as set forth in Section 3.02 below.

3.02. Conversion Notice.  On or prior to each Payment Date, Holder shall deliver to the Company, or its attorney, a facsimile or original of the signed notice of conversion (the "Notice of Conversion") which sets forth the cash equivalent amount of the Common Stock to be converted (the "Conversion Amount").  The Conversion Amount shall not exceed $300,000 unless approved by the Company. Notwithstanding the above, if no Notice of Conversion is received by Company on prior to the Payment Date, the Conversion Amount shall automatically be $300,000 for all Payment Dates other than the Final Payment Date.  The Conversion Amount for the Final Payment Date shall be the remaining principal balance on the Note.  The restricted Common Stock to be issued shall be the Conversion Amount divided by the Conversion Rate as set forth in Section 3.03 below.

3.03. Conversion Rate.  The conversion price of the Common Stock (the "Conversion Rate") shall be 94% of the average closing price of the Common Stock for the proceeding five (5) trading days of Elysium Internet, Inc./US Biodefense, Inc. as traded on the over the counter bulletin board stock market.

3.04. True-up.  If within ninety  (90) days following a Payment Date  either (i) the registered broker-dealer, Olympus Securities, Inc. (Hereafter referred to as “The Broker”) is unable to sell the Conversion stock or (ii) the net proceeds to Holder from the resale of such Conversion Stock (the “Resale Amount”) is less than the Conversion Amount for such Payment Date, within five (5) business days following receipt of notice from the Holder, the Company shall pay to the Holder an amount in cash equal to the amount by which the Resale Amount falls short of the Conversion Amount. The Broker shall have trading authorization over the account enabling it to liquidate all conversion shares delivered to Holders account without any additional authorization other than when required by law.

3.05.  All legal expenses incurred in connection with the issuance of Rule 144 opinions and the resale of the Conversion Stock shall be paid for by the Company.  The Company shall use its best efforts to ensure that any Conversion Stock to be issued in connection with a Payment Date is issued on the Payment Date or as promptly thereafter as possible.

Article 4  Company Representations

4.01 Organization, Good Standing and Qualification.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

4.02 Authorization.  The Note and the stock issuable upon conversion of the Note have been duly authorized by the Company. This Note constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its respective terms.

4.03 SEC Reports; Financial Statements.  To the best of its knowledge, the Company has filed all material reports required to be filed by it under the Securities Act and the Exchange Act for the two years preceding (collectively, the “SEC Reports”) on a timely basis. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Article 5  Notices

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon transmission, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same at the following address:

If to the Holder:
Andrew Thornhill
Director
Smash Clicks, Inc.
Suite 205-207 Dowell Bldg
Cr. Roebuck & Palmetto Streets
Bridgetown, Barbados
Facsimile: (888) 762-7423

If to the Company:
Scott Gallagher
Chief Executive Officer
Elysium Internet, Inc.
300 State Street, Suite 226
Oldsmar, Florida 34677
Facsimile: (215) 689-2748

Article 6  Rules of Construction

In this Note, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the tense so indicates, words of the neuter gender may refer to any gender.  The numbers and titles of sections contained in the Note are inserted for convenience of reference only, and they neither form a part of this Note nor are they to be used in the construction or interpretation hereof.

Article 7  Senior Obligation

The Company shall cause this Note and all other existing Notes with the Holder to be senior in right of payment to all other indebtedness of the Company. The Company represents that  it will not issue any secured indebtedness without the consent of the Holder.

Article 8  Assignment

This Note is not assignable unless both parties agree in writing.

Article 9  Governing Law

The validity, terms, performance and enforcement of this Note shall be governed and construed by the provisions hereof and in accordance with the laws of the
State of Florida applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Florida.

Article 10 Litigation

The parties to this agreement will submit all disputes arising under this agreement to arbitration in Orlando, Florida before a single arbitrator of the American Arbitration Association ("AAA"). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the state of Florida. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section.

Article 11  Miscellaneous

This Note may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. If one or more provisions of this Note are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.

IN WITNESS WHEREOF, the parties have duly executed this Note as of the date first written above.

The Company:	The Holder:

Elysium Internet, Inc./US Biodefense, Inc.	Smash Clicks, Inc.

By: /s/Scott Gallagher	By: /s/ Andrew Thornhill
Name: Scott Gallagher	Name: Andrew Thornhill
Title: Chairman and Chief	Title: Director
Executive Officer